UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

May 22, 2008

SWS GROUP, INC.

(Exact name of registrant as specified in charter)

Delaware	0-19483	75-2040825
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street, Suite 3500

Dallas, Texas 75270

(Address of principal executive offices and zip code)

(214) 859-1800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(d) Election of a Member of the Board of Directors.

Effective May 22, 2008, Robert A. Buchholz, 47, has been elected as a director of SWS Group, Inc. (“SWS Group”) by the Board of Directors, filling a vacancy on the Board. The Board did not immediately appoint Mr. Buchholz to any committees, but may do so in the future.

Mr. Buchholz is Chairman of the Board and founder of Town Center Bank in Coppell, Texas, a suburb northwest of Dallas. Since 2006, he has also been co-managing partner of Double Dave’s Pizzaworks of North Texas, Ltd., a franchisee.

Before organizing Town Center Bank in 2003, Mr. Buchholz was a practicing attorney in North Carolina. He earned a J.D. Degree from Duke University School of Law in Durham, North Carolina in 1998, an M.B.A. Degree from Southern Methodist University in Dallas in 1985, and a B.B.A. Degree from the University of Texas at Austin in 1982. Prior to entering the legal field, Mr. Buchholz served as an officer of Southwest Securities Group, Inc. (now SWS Group) in Dallas from 1985 to 1995, advancing to President and member of the Board of Directors. He is also a former certified public accountant.

Mr. Buchholz is a Director of Blue Sky Logistics, Inc. and Variview Technology. He is a member of the Business Honors Program Advisory Council of the University of Texas at Austin.

Mr. Buchholz is the adult son of our Chairman of the Board, Don A. Buchholz. Other than our Chairman of the Board, Mr. Buchholz does not have a family relationship with any other officer or director of SWS Group.

Mr. Buchholz and his direct family members own 54.89% of Town Center Holdings, Inc., a bank holding company which owns 100% of Town Center Bank. Don A. Buchholz owns 9.10% of Town Center Holdings. In addition, John Holt, President and CEO of the Bank, owns less than 0.5% of Town Center Holdings.

From July 1, 2007 to March 31, 2008, Southwest Securities, FSB, a subsidiary of SWS Group, (the “Bank”) purchased loan participations from Town Center Bank aggregating $1,500,000, on which the Bank has earned $63,000 in interest and fees, and of which $1,500,000 of principal was repaid leaving a principal balance of zero at March 31, 2008. The Bank has not entered into any purchases of loan participations with Town Center Bank since March 31, 2008.

SWS Group’s Audit Committee has examined the loan participations bought by the Bank from Town Center Bank, together with similar transactions entered into at about the same time with independent third parties. Based upon this examination, the Audit Committee has determined that each such transaction was made in the ordinary course of business, was on substantially the same terms, including interest rate and fees, as those prevailing at the time for comparable transactions with persons not related to the Bank and did not present other unfavorable features to the Bank.

To the extent permitted by the Sarbanes-Oxley Act of 2002, Mr. Buchholz and his associates, including family members, from time to time, may be or may have been indebted to SWS Group or its subsidiaries under lending arrangements offered by those companies to the public. For example, Mr. Buchholz may be or may have been indebted to Southwest Securities or the Bank, as a customer, in connection with margin account loans, revolving lines of credit and other extensions of credit. Mr. Buchholz does not have any loans with SWS Group or its subsidiaries that would be disclosed as nonaccrual, past due, restructured or potential problems. Any loans made to Mr. Buchholz were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties who are not employees of SWS Group or its subsidiaries and do not involve a more than normal risk of collectibility or present other unfavorable features.

Item 9.01(d).	Financial Statements and Exhibits.

Exhibit 99.1	Press Release issued by SWS Group on May 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWS GROUP, INC.

Date: May 29, 2008	By:	/s/ Kenneth R. Hanks
Kenneth R. Hanks
Executive Vice President, Chief Financial Officer and Treasurer

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